EXHIBIT 99.1

Press Release	[i2 Logo]

i2 Announces NASDAQ Delisting Notification; Comments on Trading Halt and Short- and Long-Term Debt

DALLAS — April 7, 2003 — i2 Technologies, Inc. (NASDAQ: ITWOE) today announced that The NASDAQ Stock Market has furnished the Company with a notice of intent to delist its common stock, stating that the Company’s inability to timely file its annual report on Form 10-K for the year ended December 31, 2002 violates NASDAQ’s continued listing requirement set forth in Marketplace Rule 4310(c)(14). The delay in filing i2’s 2002 Form 10-K results from the previously announced decision to re-audit the Company’s financial statements for the years ended December 31, 2000 and 2001, as well as the recent determination to expand the re-audits to include the Company’s financial statements for the year ended December 31, 1999.

In accordance with NASDAQ’s rules, i2 plans to submit a request for a hearing to appeal the delisting notification and will request additional time to complete the re-audits from the hearing panel. No delisting action will take place prior to the hearing, which is typically held within 30 days after the date of the hearing request. However, there can be no assurance that the hearing panel will grant i2 the additional time the Company requires.

NASDAQ initiated a trading halt on i2’s stock on March 31, 2003 and has requested the Company to provide it with additional information concerning the potential scope and magnitude of expected material adjustments to i2’s previously reported financial results. The Company reported that it is working diligently with its independent accountants to accumulate the requested information in as timely a manner as possible. However, as the re-audits are ongoing and as i2 only recently determined to expand the re-audits to include its 1999 financial statements, there can be no assurance that the information will be ready for submission by i2 prior to the date of the delisting hearing or that the information, when submitted, will be sufficient to allow NASDAQ or the hearing panel to lift the trading halt.

As a result of i2’s inability to timely file its 2002 Form 10-K, the Company’s trading symbol has been changed by NASDAQ from “ITWO” to “ITWOE” and will not revert to “ITWO” until such time as the re-audits have been completed and the Company has filed its 2002 Form 10-K and regained compliance with NASDAQ’s Marketplace Rules.

i2 also announced that it is reviewing the effect of the re-audits and the resulting delay in filing the 2002 Form 10-K on its outstanding indebtedness.

The indenture governing i2’s $350 million of convertible notes due in 2006 requires the Company to deliver its 2002 Form 10-K to the trustee within 15 days after the day it is required to be filed with the SEC. The indenture contains a 60-day cure period for covenant non-compliance. i2 is working diligently to complete the re-audits so that it may file its 2002 Form 10-K and satisfy its reporting obligations under the convertible note indenture. Although there can be no assurances, i2 believes that the cure period should be sufficient to allow for the completion of the re-audits and the filing of the 2002 Form 10-K. The Company has also concluded that the delay in filing the 2002 Form 10-K does not result in a default under the $60.9 million convertible promissory note issued by the Company in connection with its acquisition of Trade Service Corporation, which matures in September 2003.

i2 Announces NASDAQ Delisting Notification; Comments on Trading Halt and Short- and Long-Term Debt

i2’s $20.0 million letter of credit facility contains certain covenants relating to the delivery of financial information to the lender. The lender has waived the Company’s compliance with, and any default under, the letter of credit line to the extent that any non-compliance or default results from or is connected with the re-audits or the resulting delay in filing the 2002 Form 10-K. The obligation of the lender to issue letters of credit under the line, which is fully cash-collateralized, terminates on April 30, 2003. The lender’s waiver is effective until July 15, 2003, and i2 currently anticipates that it will be able to negotiate a new letter of credit facility with the lender or a replacement bank prior to the expiration of the waiver.

i2 Cautionary Language

This press release contains forward-looking statements that involve risks and uncertainties, including forward-looking statements regarding the NASDAQ de-listing determination and i2’s appeal of such determination; the trading halt of our stock initiated by NASDAQ; the accumulation and submission of the information requested by NASDAQ in connection with the trading halt; expected material adjustments to i2’s previously-reported financial results; and compliance with the terms of the Company’s existing credit facilities and other debt instruments. These forward-looking statements involve a number of risks, uncertainties and assumptions that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ include: the possibility that i2 may be delisted from NASDAQ; the outcome of the NASDAQ appeals process; whether i2 can accumulate and submit on a timely basis information of the specificity required by NASDAQ to lift the trading halt; i2’s ability to file, and the timing of the filing of, our annual report on Form 10-K for the period ended December 31, 2002, and future required reports; the scope, duration and results of the re-audits, and expected restatements, of i2’s financial statements; and, in addition to certain of the above events, any other event that could lead to the acceleration of the Company’s existing credit facilities and other debt instruments. For a discussion of other factors that could impact i2’s financial results and cause actual results to differ materially from those in forward-looking statements, please refer to i2’s recent filings with the SEC (for the purpose of reviewing the risk factors only), particularly the Form 10-K filed April 1, 2002 and Form 10-Q filed November 14, 2002. i2 assumes no obligation to update the forward-looking information contained in this press release to reflect future events or circumstances.

Contact:

i2 Technologies, Inc., Dallas

Media Contact

Beth Elkin, 469-357-4225

beth_elkin@i2.com

or

Investor Contact

Barry Sievert, 469/357-1000

investor@i2.com